Exhibit 99.1

Web.com Group, Inc. 12808 Gran Bay Parkway West Jacksonville, FL 32258 T: (904) 680-6600 • F: (904) 880-0350 NASDAQ: WEB

Web.com Announces Cash Repayment of its 1% Senior Convertible Notes Due August 15, 2018

JACKSONVILLE, Fla. – August 15, 2018 – Web.com Group, Inc. (Nasdaq: WEB), a leading provider of Internet services and online marketing solutions for small businesses, today announced it has repaid in full its 1% Senior Convertible Notes, which matured today. The repayment of all outstanding principal and interest amounted to approximately $260 million, which the Company funded with a combination of cash on hand and borrowing under its revolving credit facility.

About Web.com

Since 1997 Web.com (Nasdaq: WEB) has been the marketing partner for businesses wanting to connect with more customers and grow. We listen, then apply our expertise to deliver solutions that owners need to market and manage their businesses, from building brands online to reaching more customers or growing relationships with existing customers. For some, this means a fast, reliable, attractive website; for others, it means customized marketing plans that deliver local leads; and for others, it means customer-scheduling or customer-relationship marketing (CRM) tools that help businesses run more efficiently. Owners from big to small can focus on running the companies they know while we handle the marketing they need. To learn how this global company collaborates with customers and employees to achieve their potential, explore www.web.com or follow on Twitter at @webdotcom or on Facebook at www.facebook.com/web.com.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Contacts

Investors:

Ira Berger

904-680-6909

Ira.Berger@web.com

Media:

Brian Wright

904-371-6856

Brian.Wright@web.com

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